Exhibit 10.57

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of the Effective Date as defined herein, by and between Averion International Corp. (“Company”) and Markus H. Weissbach, M.D., Ph.D. (“Executive”).

RECITALS

A.                                   Company desires to retain the services of Executive, and Executive is willing to provide such services to the Company.

B.                                     Company and Executive have entered into a Contract of Employment under Swiss law effective as of October 31, 2007 (the “Swiss Employment Contract”).

C.                                     Company and Executive desire to enter into this Agreement, which shall supersede and replace the Swiss Employment Contract as of the Effective Date, to provide for Executive’s employment by the Company, upon the terms and conditions set forth herein.

The parties hereby agree as follows:

1.                                       Duties.

1.1.                              Position.  Executive shall serve as Chief Executive Officer of the Company and shall have the duties and responsibilities incident to such position and such other duties as may be determined in consultation with the Company’s Board of Directors (“Board of Directors”) which shall include, without limitation, those duties related to strategic management of the Company.  Executive shall perform faithfully, cooperatively and diligently all of his job duties and responsibilities.  Executive agrees to and shall devote his full time, attention and effort to the business of the Company, its subsidiaries and affiliates, and other assignments as directed by the Company’s Board of Directors.

1.2.                              Best Efforts.  Executive will expend his best efforts on behalf of Company in connection with his employment and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances.

1.3.                              Location.  Executive’s employment hereunder will be based primarily at the Company’s offices located in Southborough, Massachusetts, U.S.A.  Executive will relocate to the United States no later than the earliest to occur of (i) the date which is one hundred eighty (180) days after Executive obtains a United States visa, (ii) the date which is ninety (90) days after the date on which Executive’s spouse obtains a permit to work in the United States or (iii) June 30, 2008.

2.                                       Employment Term.  The term of Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue until such time as the Company or Employee terminate this Agreement in accordance with the provisions of Section 11 and Section 16.8 (the “Employment Term”), subject to Employee’s right to receive the Severance Benefits as set forth in Section 8.  The “Effective Date” of this Agreement shall be the latest to occur of (i)

the date on which Executive obtains a United States L-1A visa (or comparable U.S. visa or work permit), or (ii) January 1, 2008.

3.                                       Compensation.

3.1.                              Base Salary.  As compensation for Executive’s performance of his duties hereunder, Company shall pay to Executive an initial base salary of Twenty Seven Thousand Two Hundred Fifty Dollars ($27,250) per month, starting on the Effective Date, which if annualized, would represent Three Hundred Twenty Seven Thousand Dollars ($327,000) (“Annual Base Salary”), payable in United States Dollars (“USD”) in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.  During the first twelve (12) months following the Effective Date of this Agreement, in the event the exchange rate between the Swiss Franc and the United States Dollar increases or decreases by 5.00% from the Base Exchange Rate, and for each and every subsequent 5.00% increase or decrease in the exchange rate, there shall be a compensating increase or decrease in base salary as expressed in United States Dollars.  For purposes of this Agreement, the initial Base Exchange Rate shall be 1.18 Swiss Francs per United States Dollar, which equates to a base salary of CHF 32,155 per month.  Accordingly, for avoidance of doubt, if the CHF/$ US rate should become 1.121 (i.e., 1.18 multiplied by 0.95, a five percent decrease), Executive’s Base Salary would adjust to $28,612.50 per month (i.e., $27,250 multiplied by 1.05) and 1.121 shall become the adjusted Base Exchange Rate against which subsequent increases or decreases are measured.  There shall be no adjustments for movements of less than 5.00%.  Effective as of the first anniversary of the Effective Date, Executive’s Base Salary will be fixed at the Final Adjusted Base Salary, expressed in United States Dollars, and shall not be subject to further adjustment based on currency exchange rates.  For purposes of this Section, the “Final Adjusted Base Salary” shall be equal to the base salary in effect on the last business day prior to first anniversary of the Effective Date, subject to a final adjustment (which may be less than 5.00%) to reflect any change between the then applicable adjusted Base Exchange Rate and the published exchange rate on such date.  The Base Salary will be subject to annual review and adjustment in the sole discretion of the Board of Directors or the compensation committee thereof.

3.2.                              Annual Bonus.  In addition to the Annual Base Salary, beginning with respect to calendar year 2008, Executive shall be eligible to receive, in the sole discretion of the Board of Directors or the compensation committee thereof, an annual bonus of up to one hundred percent (100%) of the then in effect Annual Base Salary (the “Bonus”), in accordance with, and based upon, the satisfaction of certain objective criteria and Company and individual performance standards established annually by the Board of Directors or the compensation committee thereof.  Unless otherwise specified by the Board of Directors or the compensation committee thereof, fifty (50) percent of the total amount of Executive’s Bonus shall be paid in cash and the remaining fifty (50) percent of the total amount of Executive’s Bonus shall be paid in shares of common stock of the Company in accordance with applicable law.

3.3.                              Signing Bonus.  Upon the Effective Date of the Swiss Employment Contract, and subject to the Execution of this Agreement by both parties, and further contingent upon the consummation of the Company’s acquisition of Hesperion Ltd. and the associated financing transactions, Executive shall receive a one time signing bonus in the aggregate amount of One Hundred Thousand Dollars ($100,000) (the “Signing Bonus”), with fifty percent (50%) of such Signing Bonus, or Fifty Thousand Dollars ($50,000), to be paid in cash and the remaining percent (50%) of such Signing Bonus to be paid in restricted stock of the Company pursuant to the Company’s 2005 Equity Incentive Plan (the “Restricted Stock Award”).  The Restricted Stock Award shall vest over two years as set forth in the agreement evidencing such restricted stock award.

3.4.                              Stock Options.  Concurrent with the execution of the Swiss Employment Contract, Executive shall be granted an option to purchase Ten Million (10,000,000) shares of Common Stock of the Company pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”) and the Company’s standard form of executive option agreement under the Plan.  Such option shall have an exercise price per share equal to the fair market value of a share of such Common Stock determined in accordance with the Plan as of the date of execution of this Agreement.  In addition, such option shall vest over four years as set forth in the option agreement evidencing such option.  Executive shall also be eligible to receive additional stock options, restricted stock or other equity incentive grants pursuant to one or more equity incentive plans offered by the Company from time to time, subject to the approval of the Board of Directors.

4.                                       Health and Welfare Benefit Plans.  The Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under health and welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical prescription, dental disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally applicable to employees of the Company.

5.                                       Customary Benefits.  Executive shall be entitled to all customary and usual fringe benefits and shall be entitled to participate in all savings and retirement plans, practices, policies and programs generally applicable to employees of the Company that are in effect during the Employment Term, subject to the terms and conditions of Company’s benefit plan documents, as applicable.  Company reserves the right to change or eliminate the fringe benefits or plans, practices and programs on a company-wide, prospective basis, at any time.

6.                                       Business Expenses.

6.1.                              Executive shall be entitled to receive prompt reimbursement for all reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of Company.  To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

6.2.                              Executive shall also be entitled to receive prompt reimbursement for up to One Hundred Thousand Dollars ($100,000) in relocation expenses incurred in connection with the relocation from Switzerland to the U.S. required in connection with performing Executive’s duties hereunder.  Such relocation expenses shall include the cost of air fare for two round trips for Executive and each of Executive’s immediate family, transportation of personal property, meals and lodging during any search for residential real property to be purchased as Executive’s primary residence as well as the cost of any fees paid to a broker upon the purchase of residential real property that shall serve as Executive’s primary residence, but such amount shall not include the purchase price of any such residential real estate.  To obtain such reimbursement up to $100,000, expenses must be submitted within two (2) months after being incurred with appropriate supporting documentation in accordance with Company’s policies.  Should the Executive resign his employment with the Company without Good Reason or the Company terminate Executive’s employment for Cause, in either case within two years following the execution hereof, Executive shall be obligated to return to the Company the amount of all relocation expenses paid to Executive hereunder.

6.3.                              In addition, the Company shall pay directly, on Executive’s behalf, all reasonably incurred legal fees associated with obtaining a work visa or green card.

7.                                       Vacation.  Executive shall be entitled to an aggregate of thirty (30) days of paid vacation, personal and sick days each calendar year during the term of this Agreement in accordance with the Company’s plans, policies and programs then in effect.

8.                                       Termination; Severance Benefits.  Either Company or Executive may terminate this Agreement at any time with or without Cause or with or without Good Reason.   No Severance Benefits shall be due or payable under this Section 8 if the Executive is terminated for Cause as set forth in Section 10.2, or if Executive resigns other than for Good Reason as defined in Section 10.4.

8.1.                              Severance Benefits.  If (i) the Company terminates Executive’s employment without Cause, (ii) Executive resigns as an employee of the Company for Good Reason or (iii) the Executive is Disabled (as defined below), the Company agrees to provide Executive with the Severance Benefits described in this Section 8.1 below in accordance with the payment schedule set forth in Section 8.2 below, provided Executive agrees to comply with all of the conditions set forth in Section 8.5 below.  The “Severance Benefits” will consist of:

(a)                                  all Accrued Obligations (defined below);

(b)                                 a “Severance Payment” equal to twelve (12) months of Executive’s then in effect Base Salary; and

(c)                                  Upon termination of employment, the Executive will be allowed to continue in the Company’s group health insurance plan at the Executive’s own expense for up to eighteen (18) months, in accordance with applicable law (COBRA).  However, if the Executive elects COBRA coverage, the Company will pay the first twelve (12) months of COBRA coverage; provided that the Executive shall pay any such premiums himself during the six (6) month period following the Executive’s “separation from service” as defined in Section 409A(a)(2)(A)(i) of the U.S. Internal Revenue Code (the “Code”) and the Company shall reimburse the Executive for payment of such premiums in a single lump sum payment on the first day of the seventh (7th) month following the Executive’s “separation from service,” if (1) Section 9.1 of this Agreement shall apply and (2) no exemption from Section 409A of the Code, as mutually determined by the Company, Company’s tax counsel, Executive and Executive’s tax counsel, shall otherwise apply to the Company’s payments for COBRA coverage during such six (6) month period.

8.2.                              Payments.

(a)                                  The Severance Benefits will be paid less required deductions for state and federal withholding tax, social security and all other employment taxes as required by law.  The Accrued Obligations defined in Section 10.1 will be paid in a single lump sum payment on the date that is thirty (30) days after the Date of Termination, unless otherwise required by law; provided that the conditions to receive the Severance Benefits (set forth in Section 8.5 of this Agreement are then satisfied.  The Severance Payment described in Section 8.1(b) will be paid in equal monthly installments for a period of twelve (12) months (the “Severance Period”), with the first such installment to be paid on the first day of the month that coincides with or follows the date that is thirty (30) days after the Date of Termination.

(b)                                 If a payment under this Agreement is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Such distribution shall completely discharge the Company from all liability with respect to such benefit.

8.3.                              Severance Benefits Upon Change of Control.  If, following or in connection with a Change of Control, (i) the Company terminates Executive’s employment without Cause, or (ii) Executive resigns as an employee of the Company for Good Reason, the Company agrees to provide Executive with the Change of Control Severance Benefits described in this Section 8.3 in accordance with the payment schedule set forth in Section 8.4 below, provided Executive agrees to comply with all of the conditions set forth in Section 8.5 below.  The “Change of Control Severance Benefits” will consist of:

(a)                                  all Accrued Obligations (defined below);

(b)                                 a “Change of Control Severance Payment” equal to the sum of (i) twelve (12) months of Executive’s then in effect Base Salary (or, if Executive’s Base Salary has been reduced within 60 days of the termination or at any time after a Change of Control, Executive’s base salary in effect prior to the reduction), plus (b) Executive’s target bonus for the current year or for the year immediately prior to the Change of Control, whichever is higher; and

(c)                                  Upon termination of employment, the Executive will be allowed to continue in the Company’s group health insurance plan at the Executive’s own expense for up to eighteen (18) months, in accordance with applicable law (COBRA).  However, if the Executive elects COBRA coverage, the Company will pay the first twelve (12) months of COBRA coverage; provided that the Executive shall pay any such premiums himself during the six (6) month period following the Executive’s “separation from service” as defined in Section 409A(a)(2)(A)(i) of the U.S. Internal Revenue Code (the “Code”) and the Company shall reimburse the Executive for payment of such premiums in a single lump sum payment on the first day of the seventh (7th) month following the Executive’s “separation from service,” if (1) Section 9.1 of this Agreement shall apply and (2) no exemption from Section 409A of the Code, as mutually determined by the Company, Company’s tax counsel, Executive and Executive’s tax counsel, shall otherwise apply to the Company’s payments for COBRA coverage during such six (6) month period.

(d)                                 To the extent not otherwise provided for under the Company’s stock plans, all options to purchase Company stock held by Executive will become exercisable and remain exercisable for the period of time set forth in the instruments governing such options, and all restricted stock held by Executive under restricted stock plans and arrangements of the Company will become vested.

8.4.                              Payments.

(a)                                  The Change of Control Severance Benefits will be paid less required deductions for state and federal withholding tax, social security and all other employment taxes as required by law.  The Accrued Obligations defined in Section 10.1 will be paid in a single lump sum payment on the date that is thirty (30) days after the Date of Termination, unless otherwise required by law; provided that the conditions to receive the Change of Control Severance Benefits set forth in Section 8.5 of this Agreement are then satisfied.  The Change of Control Severance Payment described in Section 8.3(b) will be paid in a single lump sum within thirty (30) days after the Date of Termination; provided, however, that Executive may in his sole discretion elect to have such payment made in equal monthly installments for a period of twelve (12) months (the “Severance Period”), with the first such installment to be paid on the first day of the month that coincides with or follows the date that is thirty (30) days after the Date of Termination.

(b)                                 If a payment under this Agreement is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Such distribution shall completely discharge the Company from all liability with respect to such benefit.

8.5.                              Conditions to Receive Severance Benefits.  Executive will receive the Severance Benefits or the Change of Control Severance Benefits described above only if he complies with all of the following conditions and continues to comply with the following for the duration of the Severance Period:

(a)                                  Executive executes a full general release in favor of the Company (the “General Release”) in the form attached hereto as Exhibit A; and

(b)                                 Executive complies with the Company’s then in effect trade secrets policies and the Employee Proprietary Information and Inventions Agreement (the “Information and Inventions Agreement”), attached hereto as Exhibit B, or any future version of an inventions and proprietary information agreement between Executive and the Company in accordance with the terms thereof.

(c)                                  Executive complies with Executive’s obligations under this agreement including, without limitation, the obligation set forth in Sections 13 (“Confidentiality and Proprietary Rights”), 14 (“Noncompetition”), 15 (“Nonsolicitation of Customers”), 16 (“Nonsolicitation of Employees”), 17 (“Nondisparagement”)

The Company’s obligation to make payments under this Section 8 shall cease if at any time Executive is not in compliance with any of the foregoing agreements.

9.                                       Section 409A of the U.S. Internal Revenue Code.

9.1.                              The Specified Employee Rule.  To the extent any amount payable under this Agreement represents a payment under a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code following a termination of employment or any “separation from service” as defined in Section 409A(a)(2)(A)(i) of the Code), then, notwithstanding any other provision of this Agreement to the contrary, such payment shall be delayed and made on the first day of the seventh (7th) month following Executive’s “separation from service,” but only if the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code.

9.2.                              Good Faith Intention.  The Company and Executive intend in good faith that this Agreement comply with the applicable requirements of Section 409A of the Code and that this Agreement be construed, interpreted and administered in accordance with such intent.  If the Company or Executive believes, at any time, that this Agreement does not comply with Section 409A of the Code, it will promptly advise the other party and will negotiate reasonably and in good faith to amend the terms of this Agreement, with the most limited possible economic effect on Company and Executive, such that it complies with Section 409A of the Code.

10.                                 Definitions.

10.1.                        Accrued Obligations.  For purposes of this Agreement, “Accrued Obligations” shall mean:  (i) payment of Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid; (ii) payment of any accrued vacation pay not yet paid by Company; and (iii) any bonus attributable to any completed period which has not yet been paid by the Company.

10.2.                        Cause.  For purposes of this Agreement, “Cause” shall mean: (i) any willful, material violation of any law or regulation applicable to the business of the Company or any subsidiary of the Company; (ii) conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration of a common law fraud; (iii) commission of an act of personal dishonesty which involves personal profit in connection with the Company or any subsidiary of the Company, or any other entity having a business relationship with the Company or any subsidiary of the Company; (iv) any material breach of any provision of any agreement or understanding between the Company or any subsidiary of the Company and Executive regarding the terms of Executive’s service as an employee, officer, director or consultant to the Company or any subsidiary of the Company, including without limitation, the willful and continued failure or refusal to perform the material duties required of Executive as an employee, officer, director or consultant of the Company or any subsidiary of the Company (other than as a result of disability) or a material breach of any applicable creative works assignment and confidentiality agreement or similar agreement between the Company or any subsidiary of the Company and Executive; or (v) disregard of the policies of the Company or any subsidiary of the Company, so as to cause material loss, damage or injury to the property, reputation or employees of the Company or any subsidiary of the Company if Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply.

10.3.                        Disability or Disabled.  For purposes of this Agreement, “Disability” or “Disabled” shall mean if Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by a physician selected by Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably or delayed).

10.4.                        Good Reason.  For purposes of this Agreement, “Good Reason” shall mean:

(a)                                  A substantial diminution in Executive’s position, authority, duties or responsibilities as contemplated by Section 1 of this Agreement, excluding non-substantial changes in title or office, and excluding any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Company promptly after receipt of written notice thereof given by Executive;

(b)                                 Any failure by Company to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Company promptly after receipt of written notice thereof given by Executive;

(c)                                  Any reduction in Executive’s Base Salary that is not a part of Company-wide reductions in salary or otherwise based on the Company’s financial performance; or

(d)                                 The Company requiring Executive to be based or spend a material amount of time (unless such time is, in the discretion of the Board of Directors,

reasonably necessary for the advancement of the Company’s business initiatives) at any office or location other than the Southborough, Massachusetts or Allschwil, Switzerland offices.

10.5.                        “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a)                                  there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either: (i) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction; or (ii) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction;

(b)                                 the stockholders of the Company approve or the Board of Directors approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur; or

(c)                                  there is consummated a sale of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an entity more than fifty percent (50%) of the combined voting power of the voting securities of which entity is owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, the term “Change of Control” shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of raising capital for the Company or changing the domicile of the Company.

11.                                 Notice of Termination.  Any termination by Company for Cause or by Executive for Good Reason shall be communicated by a “Notice of Termination” to the other party hereto given in accordance with Section 16.6 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which:  (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice).  The failure by Executive or Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause, as the case may be, shall not waive any right of Executive or Company hereunder or preclude Executive or Company from asserting such fact or circumstance in enforcing Executive’s or Company’s rights hereunder.  Any termination by

Company without Cause or by Executive without Good Reason must be preceded by sixty (60) days’ advance written notice in accordance with the terms of Sections 11 and 16.6 of this Agreement.

12.                                 Date of Termination.  “Date of Termination” means the date of death, Disability or the date of delivery of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that if Executive’s employment is terminated by Company other than for Cause or Executive resigns without Good Reason, the Date of Termination shall be at least sixty (60) days after the date of the applicable Notice of Termination.

13.                                 Confidentiality and Proprietary Rights.  Executive agrees to continue to abide by the Information and Inventions Agreement, which is attached to this Agreement as Exhibit B.

14.                                 Noncompetition.  Executive agrees that, during his employment and during the one (1) year period immediately following termination of his employment, Executive will not, directly or indirectly, compete, or undertake any planning to compete, with the Company, anywhere in the world, whether as an owner, partner, investor, consultant, employee or otherwise. Specifically, but without limiting the foregoing, Executive agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any business that is competitive with the business of the Company for which Executive has provided services, as conducted or in planning during Executive’s employment.  Executive understands that the foregoing shall not prevent Executive’s passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.  Notwithstanding anything herein to the contrary, in the event (i) Executive’s employment is terminated by the Company; and (ii) the Executive is not provided Severance Benefits or Change of Control Severance Benefits in connection with such termination, then the noncompetition restrictions of this Section 14 shall not apply.

15.                                 Nonsolicitation of Customers.  Executive agrees that, during his employment and during the one (1) year period immediately following termination of his employment, Executive will not directly or indirectly (a) solicit or encourage any customer of the Company to terminate or diminish its relationship with it; or (b) seek to persuade any such customer or prospective customer of the Company to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company; provided that these restrictions shall apply (y) only with respect to those persons who are or have been a customer of the Company at any time within the immediately preceding two year period or whose business has been solicited on behalf of the Company by any of their officers, employees or agents within said two year period, other than by form letter, blanket mailing or published advertisement, and (z) only if Executive has performed work for such Person during Executive’s employment with the Company or been introduced to, or otherwise had contact with, such person as a result of Executive’s employment or other associations with the Company or have had access to Confidential Information which would assist in Executive’s solicitation of such person.

16.                                 Nonsolicitation of Employees.  Executive agrees that during his employment and for the one (1) year period immediately following termination of his employment, Executive will not, and will not assist anyone else to, (a) hire or solicit for hiring any employee of the Company or seek to persuade any employee of the Company to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company to terminate or diminish its relationship with it. For the purposes of this Agreement, an “employee” of the Company is any person who was such at any time within the preceding two years.

17.                                 Nondisparagement.  Executive agrees not to disparage, defame or make any negative or critical public statements, whether verbally or in writing, regarding the personal or business reputation, technology, products, practices or conduct of Company or any of Company’s officers or directors.  In addition, except as required by law, Executive shall not make any public statements regarding Company without the prior written approval of the Board of Directors.  Additionally, the Company agrees not to disparage, defame or make any negative or critical public statements, whether verbally or in writing, regarding the personal or business reputation of Executive.

18.                                 Injunctive Relief.  Executive acknowledges that Executive’s breach of the covenants contained in Sections 13, 14, 15, 16 and 17 of this Agreement would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.  Company acknowledges that Company’s breach of the covenant contained in Section 17 of this Agreement would cause irreparable injury to Executive and agrees that in the event of any such breach, Executive shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

19.                                 General Provisions.

19.1.                        Successors and Assigns.  The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

19.2.                        Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege; and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

19.3.                        Severability.  In the event any provision of this Agreement is found to be unenforceable, invalid or illegal by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable, invalid or illegal provision shall be deemed deleted, and the legality, validity and enforceability of the remaining provisions shall not be affected thereby.

19.4.                        Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review the Agreement and has had it reviewed and negotiated by legal counsel acting on his behalf, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

19.5.                        Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the Commonwealth of Massachusetts, without reference to its conflicts of laws principles.

The Executive hereby agrees to submit to binding arbitration before the American Arbitration Association (“AAA”), in accordance with AAA’s Commercial Arbitration Rules (which means A WAIVER OF THE EXECUTIVE’S RIGHT TO SUE IN COURT AND PROCEED BY A JUDGE OR JURY TRIAL) all disputes and claims arising out of this Agreement.  Such arbitration shall take place in Boston, Massachusetts.

19.6.                        Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt); (ii) sent by facsimile (with written confirmation of receipt); or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses and facsimile numbers set forth below or on the signature pages hereto (or to such other address as a party may designate by notice to the other parties):

If to Averion:	Averion International Corp. Attention: General Counsel 225 Turnpike Road Southborough, MA 01772 Telephone: (508) 597-6000 Facsimile: (508) 597-5765

with a required copy to:	Foley & Lardner LLP Attention: Adam Lenain, Esq. 402 West Broadway, Suite 2100 San Diego, California 92101 Telephone: (619) 234-6655 Facsimile: (619) 234-3510

If to Executive:	Telephone: ( ) - Facsimile: ( ) -

With a required copy to:	Telephone: ( ) - Facsimile: ( ) -

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

19.7.                        Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties.  To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.  Each signatory below represents and warrants by his or her signature that he or she is duly authorized (on behalf of the respective entity for which such signatory has acted) to execute and deliver this instrument and any other document related to this transaction, thereby fully binding each such respective entity.

19.8.                        Survival.  Sections 8 (“Termination; Severance Benefits”), 10 (“Definitions”), 13 (“Confidentiality and Proprietary Rights”), 14 (“Noncompetition”), 15 (“Nonsolicitation of Customers”), 16 (“Nonsolicitation of Employees”), 17 (“Nondisparagement”), 18 (“Injunctive Relief”), 19 (“General Provisions”) and 20 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.  To the extent any of these surviving terms conflict with any similar terms in Exhibit A or B hereto, the terms which give the Company the broadest protections shall be applied.

20.                                 Entire Agreement.  This Agreement, including the Exhibits attached hereto, constitute the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Agreement may be amended or modified only with the written consent of Executive and the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	January 7, 2008	MARKUS H. WEISSBACH, M.D., PH.D.

/s/ Markus H. Weissbach, M.D., Ph.D
Markus H. Weissbach, M.D., Ph.D.

Dated:	January 10, 2008	AVERION INTERNATIONAL CORP.

		By:	/s/ Philip T. Lavin, Ph.D
			Name:	Philip T. Lavin, Ph.D.
			Title:	Executive Chairman

[Signature Page to Weissbach Employment Agreement]

EXHIBIT A

FORM OF MUTUAL GENERAL RELEASE

GENERAL RELEASE OF CLAIMS

By signing this Mutual General Release of Claims (“Agreement”), each of                                    (“Executive”) and Averion International Corp. (“Averion” or the “Company”) acknowledges that Executive and Averion have reached a final binding agreement as to the circumstances surrounding Executive’s separation from employment with Averion.  Specifically, Executive and Averion acknowledge that they have agreed on the following agreement and that this document contains the entire agreement with respect to the subject matter hereof:

1.                                       Termination.  Executive’s employment status with Averion will terminate effective                          , 200  .

2.                                       Severance.  In exchange for Executive’s entering into this Agreement, Averion will pay Executive the Severance Benefits as defined in Section 8 of that certain Employment Agreement dated                                      , 2007 between Executive and the Company (the “Employment Agreement”) in accordance with the terms thereof.

3.                                       Release by Executive.  In return for the promises in Section 2 above, Executive on his own behalf, and on behalf of his grantees, agents, representatives, heirs, devisees, trustees, assigns, assignors, attorneys, or any other entities in which I have an interest (collectively “Releasors”), hereby releases and forever discharges by this Agreement, Averion, and each of its past and present agents, employees, representatives, officers, directors, shareholders, attorneys, accountants, insurers, advisors, consultants, affiliates, assigns, successors, heirs, predecessors in interest, joint ventures, and subsidiary, affiliate and commonly-controlled entities (collectively “Releasees”), from all liabilities, causes of actions, charges, complaints, suits, claims, obligations, costs, losses, damages, rights, judgments, attorneys’ fees, expenses, bonds, bills, penalties, fines, and all other legal responsibilities of any form whatsoever, whether known or unknown, whether suspected or unsuspected, whether fixed or contingent, liquidated or unliquidated, including but not limited to those arising from or related to (i) Executive’s employment with, compensation by and/or separation from Averion; and (ii) any acts or omissions occurring prior to the date of this Agreement by any and all Releasees, including those arising under any theory of law, whether common, constitutional, statutory or other of any jurisdiction, foreign or domestic, whether known or unknown, whether in law or in equity, which they had or may claim to have against any of the Releasees.  Releasors specifically release claims under all applicable state and federal laws, based on age, sex, pregnancy, race, color, national origin, marital status, religion, veteran status, disability, sexual orientation, medical condition, or other anti-discrimination laws, including, without limitation, Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act (Title 29, United States Code, Sections 621, et seq.) (“ADEA”), the Americans with Disabilities Act, the Fair Labor Standards Act, the Family Medical Leave Act, as well as all common law claims, whether arising in tort or contract (collectively referred to as “Released Matters”).  If any governmental agency should assume jurisdiction over any claim, charge or complaint concerning alleged discrimination arising out of Executive’s employment with Averion, Releasors also waive the right to recover damages or any other remedy as a result of such claim, charge or complaint.  Executive acknowledges and agrees that, following the payment of the Severance Amount in accordance with Section 8 of the Employment Agreement, Averion and Releasees have no other liabilities or obligations, of any kind or nature, owed to me in connection with or relating to my employment with the same.  Executive further agrees and promises that, except for liabilities or obligations which relate to benefits under any employee benefit

A-A-1

plan maintained by the Company with respect to Executive, which liabilities or obligations are specifically reserved and not released hereunder, Executive will not file any lawsuit or administrative claim or charge asserting any of the foregoing Released Matters.

4.                                       Release by Averion.  In return for the promises in Section 3 above and other good and valuable consideration , Averion on its own behalf, and on behalf of each of its past and present agents, employees, representatives, officers, directors, shareholders, attorneys, accountants, insurers, advisors, consultants, affiliates, assigns, successors, heirs, predecessors in interest, joint ventures, and subsidiary, affiliate and commonly-controlled entities (collectively “Releasors”), hereby release and forever discharge by this Agreement, Executive and each of his grantees, agents, representatives, heirs, devisees, trustees, assigns, assignors, attorneys, or any other entities in which he has an interest  (collectively “Releasees”), from all liabilities, causes of actions, charges, complaints, suits, claims, obligations, costs, losses, damages, rights, judgments, attorneys’ fees, expenses, bonds, bills, penalties, fines, and all other legal responsibilities of any form whatsoever, whether known or unknown, whether suspected or unsuspected, whether fixed or contingent, liquidated or unliquidated, including but not limited to those arising from or related to (i) Executive’s employment with, compensation by and/or separation from Averion; and (ii) any acts or omissions occurring prior to the date of this Agreement by any and all Releasees, including those arising under any theory of law, whether common, constitutional, statutory or other of any jurisdiction, foreign or domestic, whether known or unknown, whether in law or in equity, which they had or may claim to have against any of the Releasees.

5.                                       Release of Age Discrimination Claims.  Executive understands that the general release in Section 3 above includes a waiver of rights and claims which he may have arising under the ADEA.  Executive hereby represents that he has been advised to consult with an attorney of his choosing regarding the waiver of rights and claims under the ADEA.  Executive understands that by signing this Agreement, he waives his rights or claims under the ADEA.  Executive further understands that he is not waiving rights or claims under the ADEA that may arise after the effective date of this fully executed Agreement.

6.                                       Waiver.  Each party hereto understands that waiving such party’s rights means that even if either should eventually suffer some damage arising out of Executive’s employment and/or separation from employment with Averion, or otherwise, that neither will be able to make any claims for those damages, even as to claims which may now exist, but which such party does not know exist, and which if known would have affected the decision of either to sign this Agreement.

7.                                       No Wrongdoing.  Each party hereto understands that, by signing this Agreement the other party does not admit any wrongdoing.  Each is also admitting no wrongdoing by signing this Agreement.  Each agrees that no use of this Agreement or any comments made by either party during the parties’ settlement discussions will be used by either party or any of the parties’ representatives in connection with any subsequent legal action except for an action to enforce this Agreement.

8.                                       Confidential Information.  Each party hereto understands that during Executive’s employment with Averion he had access to Averion confidential information, including but not limited to, client and vendor lists, financial data, marketing plans and sales techniques, that has or could have value to Averion, which if disclosed could be detrimental to Averion, and which Averion has taken reasonable steps to prevent from disclosure to the general public.  In addition to any other obligation of confidentiality to which Executive may be bound with respect to any confidential information of Averion:

8.1.                              Executive agrees that he will not use, disclose or reveal to any third party any Averion confidential information, regardless of whether or not such information is marked as “confidential”.

A-A-2

8.2.                              Executive agrees that he has returned all Averion confidential or proprietary information, documents, materials, apparatus, equipment, other physical property or the reproduction of any such property to Averion.

8.3.                              Executive recognizes that the unauthorized use or disclosure of Averion’s confidential information is unlawful and that Averion may obtain damages against me for any willful misappropriation, including damages and attorney fees.

9.                                       Confidentiality of Agreement.  Each party agrees that the terms and conditions of this Agreement are confidential and shall not be discussed, disclosed or revealed by either to any third party, except to their respective attorneys, tax advisors and, as applicable, spouse, and except insofar as each is compelled by law to disclose it.

10.                                 General.  Each party acknowledges that such party has carefully read and fully understands the nature of this Agreement, that such party has been advised to consult with an attorney of such party’s choosing before executing this Agreement, that such party has had the opportunity to consider this Agreement, and that all of such party’s questions concerning this Agreement have been answered to such party’s satisfaction.  Each party also agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not apply in the interpretation of this Agreement.  The provisions of this Agreement together with the applicable provisions of the Employment Agreement and exhibits thereto, set forth the entire agreement between Executive and the Company concerning Executive’s employment with the Company, Executive’s severance pay and benefits and his termination of employment.  Any other promises, written or oral, are replaced by provision of this Agreement, and are no longer effective unless they are contained in this document or are expressly deemed to survive the termination of Executive’s employment with Averion in accordance with the terms of the written document in which they are contained.  Executive acknowledges that he has received all compensation to which he am currently entitled through his separation date, including, without limitation, salary, bonuses and vacation pay.

11.                                 Attorneys Fees.  If any proceeding or action is brought by either party to enforce or interpret the terms of this Agreement, the prevailing party in such proceeding or action shall be entitled to recover from the other its costs of suit, including, without limitation, reasonable attorneys’ fees.

12.                                 Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the Commonwealth of Massachusetts, without reference to its conflicts of laws principles.

13.                                 Effectiveness.  Although Executive’s execution hereof shall entitle him to the benefits described in Section 2, this Agreement shall not otherwise be effective until executed by both parties hereto.

Each party hereby agrees to submit to binding arbitration before the American Arbitration Association (which means A WAIVER OF THE EXECUTIVE’S OR AVERION’S RIGHT TO SUE IN COURT AND PROCEED BY A JUDGE OR JURY TRIAL) all disputes and claims arising out of this Agreement.  Each party further and understands and agrees that such party shall execute Averion’s standard agreement to arbitrate, which is separate from this Agreement and may be contained in Averion’s Employee Handbook.  This Agreement will be the exclusive method to resolve all disputes or controversies that Executive or the Company may have, whether or not arising out of Executive’s employment or termination of that employment with the Company.  THE AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF ANY RIGHT THAT EXECUTIVE OR THE COMPANY MAY HAVE TO LITIGATE ANY CLAIM IN COURT IN A JUDGE OR JURY TRIAL.

A-A-3

* * * * IMPORTANT NOTICE * * * *

This Agreement includes a waiver of rights and claims that Executive may have arising under the Age Discrimination in Employment Act of 1967 (Title 29, United States Code, 621 et seq.).  This waiver is in exchange for the consideration described in paragraph 2 above.  Pursuant to the Older Workers Benefit Protection Act (Public) law 101-433; 1990 S. 1551), Executive acknowledges that this Agreement is intended to apply as a waiver of rights and claims arising under the Age Discrimination in Employment Act of 1967.  However, by executing this Agreement, Executive does not waive rights and claims under the Age Discrimination in Employment Act that may arise after the date of this Agreement is executed.                        (Initials)

EXECUTIVE ACKNOWLEDGE THAT HE HAS THE OPPORTUNITY TO CONSIDER THIS AGREEMENT FOR 21 DAYS.  SHOULD EXECUTIVE DECIDE NOT TO USE THE FULL 21 DAYS, HE KNOWINGLY AND VOLUNTARILY WAIVES ANY CLAIMS THAT HE WAS NOT IN FACT GIVEN THAT PERIOD OF TIME OR DID NOT USE THE ENTIRE 21 DAYS TO CONSULT AN ATTORNEY AND/OR CONSIDER THIS AGREEMENT.  EXECUTIVE ACKNOWLEDGES AND UNDERSTANDS THAT FOR A PERIOD OF SEVEN (7) DAYS FOLLOWING HIS EXECUTION OF THIS AGREEMENT, HE MAY REVOKE THIS AGREEMENT AND RELEASE, AND THE RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THIS SEVEN (7) DAY REVOCATION PERIOD HAS EXPIRED.  IF EXECUTIVE DOES NOT REVOKE THIS AGREEMENT AND THE RELEASE IN THE TIME FRAME SPECIFIED, THIS AGREEMENT AND RELEASE SHALL BE DEEMED TO BE EFFECTIVE AT 12:01 A.M. ON THE EIGHTH DAY AFTER EXECUTIVE EXECUTES THE SAME.                        (Initials)

In exchange for the mutual promises contained in this Agreement, the parties execute this Agreement as of the date set forth below.

Dated: , 200
Employee (Signature)

Averion International Corp.

Dated: , 200

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EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by Averion International Corp. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.                                      NONDISCLOSURE.

1.1                               Recognition of Company’s Rights; Nondisclosure.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2                               Proprietary Information.  The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company.  By way of illustration but not limitation, the term “Proprietary Information” includes (a) tangible and intangible information relating to compounds, biological materials, cell lines, samples of assay components, media and/or cell lines and procedures and formulations for producing any such assay components, media and/or cell lines, formulations, products, ideas, processes, know-how, inventions, developments, designs, techniques, formulas, works of authorship, methods, developmental or experimental work, clinical data, test data, improvements, discoveries and trade secrets (hereinafter collectively referred to as “Inventions”); and (b) plans for research, development and new products, marketing and selling information, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers and vendors, and information regarding the skills and compensation of other employees of the Company.

1.3                               Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized in writing by an officer of the Company.

1.4                               No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.                                      ASSIGNMENT OF INVENTIONS.

2.1                               Proprietary Rights.  The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2                               Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Schedule 1 (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Schedule 1 but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Schedule 1 for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3                               Assignment of Inventions. Subject to Sections 2.5, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions”.

2.4                               Obligation to Keep Company Informed.  During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  I will preserve the confidentiality of any Invention authored, conceived or reduced to practice by me.

2.5                               Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.6                               Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.7                               Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.                                RECORDS.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.                                      NO CONFLICTING OBLIGATION.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

5.                                      RETURN OF COMPANY DOCUMENTS.  When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

6.                                      LEGAL AND EQUITABLE REMEDIES.  Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

7.                                      NOTICES.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

8.                                      NOTIFICATION OF NEW EMPLOYER.  In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

9.                                      GENERAL PROVISIONS.

9.1                               Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the Commonwealth of Massachusetts.  Any claims or legal actions arising from or related to this Agreement shall be commenced and maintained in a state or federal court located in Massachusetts.

9.2                               Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

9.3                               Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

9.4                               Survival.  The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

9.5                               Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

9.6                               Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

9.7                               Entire Agreement.  The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement, including the Employment Agreement to which the Agreement is attached (the “Employment Agreement”), constitute the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersede and merges all prior discussions between us; provided that the terms of the Employment Agreement shall govern to the extent inconsistent with any terms contained herein.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely:

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY FILLED OUT SCHEDULE 1 TO THIS AGREEMENT.

Dated:	January 8, 2008

/s/ Dr. Markus H. Weissbach
(Signature)

Dr. Markus H. Weissbach
(Printed Name)

Burgfeldermaldweg 3J, CH 4123 Allschwil, Switzerland
(Address)

ACCEPTED AND AGREED TO:

AVERION INTERNATIONAL CORP.

By:	/s/ Chris Codeanne
Name: Chris Codeanne
Title: Chief Financial Officer

[Signature Page to Employee Proprietary Information And Inventions Agreement]

SCHEDULE 1

TO:	AVERION INTERNATIONAL CORP.

FROM:

DATE:

SUBJECT:	PREVIOUS INVENTIONS

1.                                       Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Averion International Corp. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐                                    No inventions or improvements.

☐                                    See below:

☐                                    Additional sheets attached.

2.                                       Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐                                    Additional sheets attached.

SCHEDULE-1